Exhibit 99.1

For Immediate Release:

PAULSON CAPITAL CORP. AGREES TO CHANGE OF OWNERSHIP TRANSACTION FOR THE BROKER-DEALER LICENSE HELD BY PAULSON INVESTMENT COMPANY, INC.

Portland, OR., February 13, 2013 - Paulson Capital Corp. (Nasdaq: PLCC), has agreed in principle to a change of ownership transaction for the Broker-Dealer license held by its wholly owned subsidiary, Paulson Investment Company, Inc. (PICI).  Under the proposed transaction, the Broker-Dealer license, cash, and a majority of PICI’s personnel will be transferred to a new limited liability company (LLC) in exchange for a 25% interest in the LLC to be held by Paulson Capital.

The purpose of the transaction is to bring in an investing partner and management team to expand on Paulson’s boutique investment banking activities.  PICI believes that it needs to expand its investment banking capabilities to include early- and late-stage private financings, and that the management team being formed has the experience and knowledge to execute on this strategy while leveraging the existing Broker-Dealer platform.  Chet Paulson, Chairman, said; “Over the last 40 years Paulson has established itself as one of the most prolific investment banks raising capital for entrepreneurial companies in the public market place.  We look forward to working with our new partners to expand our core competencies into the robust private venture sector.”

The proposed transaction is subject to FINRA approval; PICI submitted to FINRA for its review a Continuing Membership Application covering this transaction on February 7, 2013.  The transaction is expected to be consummated in March 2013, at which time the 25% equity interest in the LLC and the other PICI assets will be held in a wholly owned subsidiary of Paulson Capital which will employ certain key employees currently with PICI to manage investments and other assets.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Headquartered in Portland, Oregon, Paulson Investment Company, Inc. is a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester “Chet” Paulson in 1970, it has managed or underwritten 170 securities offerings and has generated more than $1.2 billion for client companies.

Investor Relations Contact:

Kellie Davis, Paulson Investment

503-243-6002

kmdavis@paulsoninvestment.com

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.